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                                                                 EXHIBIT d(1)(e)

                             SUBSTITUTION AGREEMENT



     AGREEMENT, made this ________ day of _____________, 200__, by and among MainStay Management LLC ("MainStay Management"), New York Life Investment Management LLC ("NYLIM") and MacKay Shields LLC ("MacKay Shields").

     WHEREAS, MacKay Shields LLC serves as Sub-Adviser to certain series of The MainStay Funds (collectively, the "Funds") pursuant to a Sub-Advisory Agreement between MacKay Shields LLC and MainStay Management dated October 21, 1997 (amended October 1, 1999) (the "Sub-Advisory Agreement")1;

     WHEREAS, NYLIM was validly organized under the laws of the State of Delaware to succeed to the investment advisory business of MainStay Management and certain other affiliates;

     WHEREAS, with respect to the Funds to which MacKay Shields serves as Sub-Adviser, MainStay wishes to substitute NYLIM in place of MainStay Management, as a party to the Sub-Advisory Agreement, and NYLIM wishes to accept the substitution;

     WHEREAS, MainStay Management and NYLIM have represented to the Funds that
(i) advisory and other personnel currently servicing the Funds will not change as a result of the substitution; (ii) NYLIM will have the resources to meet its obligations to MacKay Shields and the Funds, respectively; (iii) that the investment process used by NYLIM with respect to the Funds is identical to that used by MainStay Management; and (iv) the substitution will not result in a change in actual control or management within the meaning of Rule 2a-6 of the Investment Company Act of 1940 (the "Act"); and

     WHEREAS, under these circumstances, MacKay Shields agrees to the substitution of NYLIM as a party to the Sub-Advisory Agreement in place of MainStay Management.

     NOW THEREFORE, it is agreed as follows:

     1. Substitution of Party. Effective as of the date first written above, NYLIM hereby assumes all of the interest, rights and responsibilities of MainStay Management under the Sub-Advisory Agreement.


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1  Capital Appreciation Fund, Value Fund, Convertible Fund, High Yield Corporate
   Bond Fund, Government Fund, Money Market Fund, Tax Free Bond Fund, Total Return Fund, California Tax Free Fund, New York Tax Free Fund, International Bond Fund, International Equity Fund, Strategic Income Fund, Strategic Value Fund, Small Cap Growth Fund, Equity Income Fund and Global High Yield Fund.
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     2. Performance of Duties. NYLIM hereby assumes and agrees to perform all of
MainStay Management's duties and obligations under the Sub-Advisory Agreement and to be subject to all of the terms and conditions of such agreement as if they applied to NYLIM. Nothing in this Substitution Agreement shall make NYLIM responsible for any claim or demand arising under the Sub-Advisory Agreement from services rendered prior to the effective date of this Substitution
Agreement unless otherwise agreed by NYLIM; and nothing in this Substitution Agreement shall make MainStay Management responsible for any claim or demand arising under the Sub-Advisory Agreement from services rendered after the effective date of this Substitution Agreement unless otherwise agreed by MainStay Management.

     3. Representations. NYLIM represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"). MainStay Management and NYLIM each represents and warrants that they are both under the same control and management, and that substitution of NYLIM as a party to the Sub-Advisory Agreement in place of MainStay Management shall not result in an "assignment" of the Sub-Advisory Agreement as that term is defined in the Act or the Advisers Act.

     4. Consents. MacKay Shields hereby consents to this assumption by NYLIM of the interest, rights and responsibilities of MainStay Management under the Sub-Advisory Agreement and agrees, subject to the terms and conditions of the said Sub-Advisory Agreement, to look solely to NYLIM for the performance of duties and obligation under such agreement after the effective date described above.


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     IN WITNESS WHEREOF, the parties hereto have caused this Substitution
Agreement to be executed by their duly authorized officers hereunto duly attested as of the date and year first written above.


                                   MacKay Shields LLC




                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title:




                                   MainStay Management LLC




                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title:




                                   New York Life Investment Management LLC




                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title:





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